SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2006

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-21559	04-3320515
(Commission file number)	(I.R.S. employer identification no.)

296 Concord Road, Billerica, Massachusetts 01821

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 932-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On February 5, 2006, Viisage Technology, Inc. (“Viisage”) and VS Able Acquisition Corp., a wholly-owned subsidiary of Viisage (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SecuriMetrics, Inc. to acquire all of the outstanding capital stock of SecuriMetrics for $28 million in cash plus certain contingent consideration, pursuant to a merger of Merger Sub with and into SecuriMetrics (the “Merger”). The Merger Agreement provides SecuriMetrics common shareholders and optionholders with the opportunity to earn up to an additional $13 million in consideration if key performance thresholds and contingencies are reached, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share. An additional $2 million in cash will be placed in escrow for 18 months. The escrow fund will be available to compensate Viisage for any losses it may incur as a result of any breach of the representations or warranties of SecuriMetrics contained in the Merger Agreement, and certain liabilities arising out of the ownership or operation of SecuriMetrics prior to the closing of the Merger. The escrow fund also will be used to fund certain post-closing expenses of SecuriMetrics.

Consummation of the Merger is subject to customary closing conditions, including approval by the shareholders of SecuriMetrics. The Merger Agreement contains certain termination rights for both Viisage and SecuriMetrics, and further provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party must pay a termination fee of $2.5 million.

The foregoing description of the merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Certain shareholders of SecuriMetrics have entered into a voting agreement with Viisage in connection with the Merger. The voting agreement provides that such shareholders will vote their shares of SecuriMetrics capital stock in favor of the approval and adoption of the Merger Agreement and the Merger. A copy of the voting agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

On February 6, 2006, Viisage issued a press release announcing the execution of the above agreements. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 are incorporated in this Item 3.02 by reference.

The shares of Viisage common stock that may be issuable to holders of SecuriMetrics common shares or options for such common shares pursuant to the Merger Agreement will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to one or more exemptions therefrom, including Rule 506 and Rule 701 under the Securities Act. In addition, there may be other exemptions from registration available.

These shares of Viisage common stock have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Viisage may be required to register these shares under the Securities Act pursuant to the terms of the Merger Agreement and the registration rights agreement contemplated thereby.

Item 7.01. Regulation FD Disclosure.

On February 6, 2006, Viisage issued a press release announcing the execution of agreements in connection with the planned acquisition of SecuriMetrics as described under Item 1.01 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The Exhibit Index hereto is incorporated into this Item 9.01 by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: February 6, 2006	By:	/S/ BRADLEY T. MILLER
Bradley T. Miller Senior Vice President and Chief Financial Officer

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Exhibit Index
Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 5, 2006 by and among Viisage Technology, Inc., SecuriMetrics, Inc. and VS Able Acquisition Corp.

2.2	Voting Agreement, Appointment of Shareholder Agent and Release dated as of February 5, 2006 by and among Viisage Technology, Inc., VS Able Acquisition Corp. and certain shareholders of SecuriMetrics, Inc.

99.1	Press release issued February 6, 2006.